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                                                                            Exhibit 99(d)

                          Entergy Mississippi, Inc.
            Computation of Ratios of Earnings to Fixed Charges and
     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                     Twelve Months Ended
                                                                                                   June 30,
                                                   1997      1998      1999      2000      2001      2002
Fixed charges, as defined:
  Total Interest                                   $45,274   $40,927   $38,840   $44,877   $50,991   $47,944
  Interest applicable to rentals                     1,947     1,864     2,261     1,596     1,849     2,020
                                                   ---------------------------------------------------------

Total fixed charges, as defined                     47,221    42,791    41,101    46,473    52,840   $49,964

Preferred dividends, as defined (a)                  5,123     4,878     4,878     5,347     4,674     4,736
                                                   ---------------------------------------------------------

Combined fixed charges and preferred dividends,    $52,344   $47,669   $45,979   $51,820   $57,514   $54,700
as defined                                         =========================================================

Earnings as defined:

  Net Income                                       $66,661   $62,638   $41,588   $38,973   $39,620   $37,994
  Add:
    Provision for income taxes:
    Total income taxes                              26,744    28,031    17,537    22,868    20,464    20,311
    Fixed charges as above                          47,221    42,791    41,101    46,473    52,840    49,964
                                                  ----------------------------------------------------------

Total earnings, as defined                        $140,626  $133,460  $100,226  $108,314  $112,924  $108,269
                                                  ==========================================================
Ratio of earnings to fixed charges, as defined        2.98      3.12      2.44      2.33      2.14      2.17
                                                  ==========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                      2.69      2.80      2.18      2.09      1.96      1.98
                                                  ==========================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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